EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) between Haemonetics Corporation, a Massachusetts corporation with its principal offices at 400 Wood Road, Braintree, Massachusetts, 02184, (herein referred to as the “Company”) and Christopher A. Simon (the “Officer”), is made effective as of the Start Date (as defined in the Employment Agreement, effective as of May 16, 2016, between the Officer and the Company (the “Employment Agreement”)) (the “Effective Date”). The Company and the Officer are collectively referred to herein as the “Parties” and individually referred to as a “Party.”

WITNESSETH THAT

WHEREAS, the Officer is employed by the Company as a senior executive of the Company or one, or more than one, of the Company’s subsidiaries; and

WHEREAS, the Board of Directors of the Company (the “Board”) decided that the Company should provide certain compensation and benefits to the Officer in the event that the Officer’s employment is terminated on or after a change in the ownership or control of the Company under certain circumstances;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, for so long as Officer remains a member of the Company’s Operating Committee, then the Parties agree as follows:

1.
Purpose. The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo a Change in Control (as defined in Paragraph 2 below) may terminate employment or become distracted. Accordingly, the Board has determined to extend this Agreement to minimize the distraction the Officer may suffer from the possibility of a Change in Control.

2.	Change in Control. The term “Change in Control” for purposes of this Agreement shall mean the earliest to occur of the following events during the Term (as defined in Paragraph 3 below):

(a)
a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than thirty-five percent (35%) of the then outstanding shares of the Company’s $0.01 par value common stock (“Common Stock”), shall acquire such additional shares of the Company’s Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own thirty-five percent (35%) or more of the Company’s Common Stock outstanding,

(b)	closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, and

(c)
there is a consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the common stock of Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this Paragraph 2(c), the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of common stock of the Company by the persons described above immediately before the consummation of such transaction.

3.
Term. This Agreement may not be terminated by the Company for any reason for as long as the Officer continues to serve as the Chief Executive Officer of the Company. This Agreement shall be enforceable in accordance with its terms for any period following the Officer’s Separation from Service to the Company until all payments and benefits provided hereunder, if any, have been paid or delivered in full, and all other obligations of the parties to this Agreement have been fully discharged (the “Term”).  If a Change in Control occurs during the Term, the Term shall automatically extend until the second anniversary of the Change in Control (the “Protection Period”). At the end of the Term, this Agreement shall terminate without further action by either the Company or the Officer. If no Change in Control occurs prior to expiration of the Term or if the Officer Separates from Service (as defined in Paragraph 5(a) below) before a Change in Control this Agreement shall automatically terminate without any further action; provided, however, that Paragraph 13 (regarding arbitration) shall continue to apply to the extent the Officer disputes the termination of this Agreement. For the avoidance of doubt, no Severance Benefits (as defined below) shall be paid or provided by the Company to the Officer under this Agreement if the Officer Separates from Service due to termination of employment (i) by the Company and its subsidiaries for Cause or (ii) by the Officer, including by the Officer’s notification of the Company of the Officer’s intention not to renew the term of the Employment Agreement, absent the occurrence of Constructive Termination.

4.
Severance Benefits. If, during the Protection Period (as defined in Paragraph 3 above), the Officer “Separates from Service” (as defined in Paragraph 5(a) below) due to termination of employment by the Company and its subsidiaries without “Cause” (as defined in Paragraph 5(b)) (including, for avoidance of doubt, the Company’s failure to renew the term of the Employment Agreement) or by the Officer due to “Constructive Termination” (as defined in Paragraph 5(c)) (each, a “Qualifying Termination”), the Officer shall be entitled to the severance benefits set forth in this Paragraph 4. The Officer shall not be entitled to severance benefits upon any other Separation from Service, including a termination of employment by the Company for Cause or due to the Officer’s death or Disability (as defined in Paragraph 5(d)). The payments and benefits provided for under this Paragraph 4 shall be in lieu of any other severance benefits otherwise payable by the Company to the Officer and shall be subject to reduction due to application of the Section 280G Cap as provided under Paragraph 6 below. Payment of the severance benefits as may be reduced by the 280G Cap, if applicable, shall commence 30 days after a Qualifying Termination, provided that the Officer has timely executed a release that is not revoked as provided under Paragraph 7 below. No severance benefit shall be paid under this Agreement if the Officer has not timely executed a release under Paragraph 7.

(a)    Salary and Bonus Amount. The Company will pay to the Officer thirty days after a Qualifying Termination a lump sum cash amount equal to the product obtained by multiplying:

(i)
the sum of (A) salary at the annualized rate which was being paid by the Company and/or subsidiaries to the Officer immediately prior to the time of such termination or, if greater, at the time of the Change in Control plus (B) the annual target bonus and/or any other annual cash incentive award opportunity applicable to the Officer at the time of the Qualifying Termination or, if greater, at the time of the Change in Control, by

(ii)	2.99

(b)    Payment for Welfare Benefits. The Officer shall be entitled to receive a lump sum cash amount intended to cover the approximate cost of the Company’s portion of the premiums necessary to continue the coverage under the Officer’s medical, dental, life insurance and disability insurance coverages (collectively, the “Welfare Benefits”) as in effect upon Separation from Service for a period of three years following a Qualifying Termination. For avoidance of doubt, medical coverage for this purpose shall include medical coverage provided to members of the Officer’s immediate family under a Company sponsored plan, policy or program at the time of the Officer’s employment termination, and premiums with respect to medical and dental coverage shall be determined using the rate charged for COBRA coverage. The Officer shall be entitled to elect continued Welfare Benefits as provided under any employee benefit plan, policy or program sponsored by the Company as in effect on the Officer’s Separation from Service, including but not limited to COBRA.

(c)    Outplacement Services. In the event of a Qualifying Termination, the Company shall provide to the Officer executive outplacement services provided on a one-to-one basis by a senior counselor of a firm nationally recognized as a reputable national provider of such services for up to twelve months following Separation from Service, plus evaluation testing, at a location mutually agreeable to the Parties, up to a maximum amount of $35,000. If the Officer elects not to take advantage of such program within 30 days of separation, unless otherwise agreed in writing, there will be no obligation to continue this service. In no circumstance will the Company provide a cash payment in lieu of the use of these services.

(d)    Equity Awards. Except as otherwise provided with respect to a change in control by the terms of the Officer’s Equity Awards, the vesting of the Officer’s Equity Awards shall be governed by this Paragraph 4(d). The term “Equity Award” shall mean stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or any other form of award that is measured with reference to the Company’s Common Stock.

(i)
The vesting of the Officer’s Equity Awards granted on or after the Effective Date that vest solely on the basis of continued employment with the Company or any of its subsidiaries shall be accelerated solely by reason of a Change in Control only if the surviving corporation or acquiring corporation following a Change in Control refuses to assume or continue the Officer’s Equity Awards or to substitute similar Equity Awards for those outstanding immediately prior to the Change in Control. If such Officer’s Equity Awards are so continued, assumed or substituted and at any time after the Change in Control the Officer incurs a Qualifying Termination, then the vesting and exercisability of all such unvested Equity Awards held by the Officer that are then outstanding shall be accelerated in full and any reacquisition rights held by the Company with respect to any such Equity Award shall lapse in full, in each case, upon such termination.

(ii)
The vesting of the Officer’s Equity Awards that vest, in whole or in part, based upon achieving Performance Criteria shall be accelerated on a pro rata basis by reason of a Change in Control. The pro rata vesting amount shall equal the designated target award multiplied by a fraction, the numerator of which is the number of days the Officer was employed during the award’s performance period as of the date of the Change in Control, and the denominator of which is the number of days in the performance period. For purposes of this Paragraph 4(d), “Performance Criteria” means any business criteria that apply to the Officer, a business unit, division, subsidiary, affiliate, the Company or any combination of the foregoing.

(iii)	Enforcement of the terms of this Paragraph 4(d) shall survive termination of this Agreement.

Equity Awards granted before the Effective Date shall not be subject to this Paragraph 4(d).

By accepting severance benefits under this Paragraph 4, the Officer waives the Officer’s right, if any, to have any payment made under this Paragraph 4 taken into account to increase the benefits otherwise payable to, or on behalf of, the Officer under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by the Company (e.g., there will be no increase in the Officer’s tax-qualified retirement plan benefits, non-qualified deferred compensation plan benefits or life insurance because of severance benefits received hereunder).

5.	Definitions of “Separation from Service,” “Cause,” “Constructive Termination,” and “Disability”. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)
The term “Separation from Service” or “Separates from Service” for purposes of this Agreement shall mean a “separation from service” within the meaning of Section 409A of the Code (after applying the presumptions in Treas. Reg. Sect. 1.409A-1(h)).

(b)
“Cause” means (i) the Officer’s conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board in good faith that the Officer has (A) willfully and continuously failed to perform substantially the Officer’s duties (other than any such failure resulting from the Officer’s Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to the Officer by the Board that specifically identifies the manner in which the Board believes that the Officer has not substantially performed the Officer’s duties, (B) engaged in illegal conduct (other than minor traffic offenses), an act of dishonesty or gross misconduct, or (C) willfully violated a material requirement of the Company’s code of conduct or the Officer’s fiduciary duty to the Company. No act or failure to act on the part of the Officer shall be considered “willful” unless it is done, or omitted to be done, by the Officer in bad faith and without reasonable belief that the Officer’s action or omission was in, or not opposed to, the best interests of the Company or its subsidiaries. In order to terminate the Officer’s employment for Cause, the Company shall be required to provide the Officer a reasonable opportunity to be heard (with counsel) before the Board, which shall include at least ten (10) business days of advance written notice to the Officer. Further, the Officer’s attempt to secure employment with another employer that does not breach the Officer’s non-competition obligations shall not constitute an event of Cause.

(c)    “Constructive Termination” means, without the express written consent of the Officer, the occurrence of any of the following during the Protection Period (as defined in Paragraph 3 above):

(i)
any reduction in the Officer’s annual base salary, annual target bonus opportunity and/or annual maximum bonus opportunity as in effect immediately prior to a Change of Control or as the same may be increased from time to time;

(ii)	a material diminution in the Officer’s authority, duties, or responsibilities as in effect at the time of the Change in Control;

(iii)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Officer is required to report (it being understood that if the Officer reports to the Board, a requirement that the Officer report to any individual or body other than the Board will constitute Constructive Termination hereunder);

(iv)	a material diminution in the budget over which the Officer retains authority;

(v)
the Company’s requiring the Officer to be based anywhere outside a fifty mile radius of the Company’s offices at which the Officer is based as of immediately prior to a Change of Control (or any subsequent location at which the Officer has previously consented to be based) except for required travel on the Company’s business to an extent that is not substantially greater than the Officer’s business travel obligations as of immediately prior to a Change in Control or, if more favorable, as of any time thereafter; or

(vi)	any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of this Agreement.

In no event shall the Officer be entitled to terminate employment with the Company on account of Constructive Termination unless the Officer provides notice of the existence of the purported condition that constitutes Constructive Termination within a period not to exceed ninety (90) days of its initial existence, and the Company fails to cure such condition (if curable) within thirty (30) days after the receipt of such notice.

(d)
“Disability” means the Officer’s inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty (180) days in any twelve-month period to perform his duties hereunder.

6.    Section 280G Restriction. Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply:

(a)
If it is determined that part or all of the compensation and benefits payable to the Officer (whether pursuant to the terms of this Agreement or otherwise) before application of this Paragraph 6 would constitute “parachute payments” under Section 280G of the Code, and the payment thereof would cause the Officer to incur the 20% excise tax under Section 4999 of the Code, then the amounts otherwise payable to or for the benefit of the Officer pursuant to this Agreement (or otherwise) that, but for this Paragraph 6 would be “parachute payments,” (referred to below as the “Total Payments”) shall either (i) be reduced so that the present value of the Total Payments to be received by the Officer will be equal to three times the “base amount” (as defined under Section 280G of the Code less $1,000 (the “280G Cap”), or (ii) paid in full, whichever produces the better after-tax position to the Officer (taking into account all applicable taxes, including but not limited to the excise tax under Section 4999 of the Code and any federal and state income and employment taxes). Any required reduction under clause (A) above shall be made in a manner that maximizes the net after-tax amount payable to the Officer, as reasonably determined by the Consultant (as defined below).

(b)
All determinations required under this Paragraph 6 shall be made by a nationally recognized accounting, executive compensation or law firm appointed by the Company (the “Consultant”) that is reasonably acceptable to the Officer on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to the Officer that may be used by the Officer to file the Officer’s federal tax returns.

(c)
It is possible that payments could be made by the Company that should not have been made pursuant to this Paragraph 6. If a reduced payment or benefit is provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its subsidiaries) used in determining the 280G Cap, then the Officer shall immediately repay such excess in cash to the Company upon notification that an overpayment has been made.

(d)	Nothing in this Paragraph 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, any excise tax liability under Section 4999 of the Code.

7.
Release. The Officer agrees that the Company will have no obligations to the Officer under Paragraph 4 above until the Officer executes a release in a form acceptable by the Company and, further, will have no further obligations to the Officer under Paragraph 4 if the Officer revokes such release. The Officer shall have 21 days after Separation from Service to consider whether or not to sign the release. If the Officer fails to return an executed release to the Company’s Vice President of Human Resources within such 21 day period, or the Officer subsequently revokes a timely filed release, the Company shall have no obligation to pay any amounts or benefits under Paragraph 4 of this Agreement.

8.
No Interference with Other Vested Benefits. Regardless of the circumstances under which the Officer may terminate from employment, the Officer shall have a right to any benefits under any employee benefit plan, policy or program maintained by the Company which the Officer had a right to receive under the terms of such employee benefit plan, policy or program after a termination of the Officer’s employment without regard to this Agreement. The Company shall within thirty (30) days of Separation from Service pay the Officer any earned but unpaid base salary and bonus, shall promptly pay the Officer for any earned but untaken vacation and shall promptly reimburse the Officer for any incurred but unreimbursed expenses which are otherwise reimbursable under the Company’s expense reimbursement policy as in effect for senior executives immediately before the Officer’s employment termination.

9.	Consolidation or Merger. If the Company is at any time before or after a Change in Control merged or consolidated into or with any other corporation, association, partnership or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation, association, partnership or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation, association, partnership or other entity resulting from such merger or consolidation or the acquirer of such assets (collectively, “acquiring entity”) unless the Officer voluntarily elects not to become an employee of the acquiring entity as determined in good faith by the Officer. Furthermore, in the event of any such consolidation or transfer of substantially all of the assets of the Company, the Company shall enter into an agreement with the acquiring entity that shall provide that such acquiring entity shall assume this Agreement and all obligations and liabilities under this Agreement; provided, that the Company’s failure to comply with this provision shall not adversely affect any right of the Officer hereunder. This Paragraph 9 will apply in the event of any subsequent merger or consolidation or transfer of assets.

In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit the Officer’s right to or privilege of participation in any restricted stock plan, bonus or incentive plan, stock option or purchase plan, profit sharing, pension, group insurance, hospitalization or other compensation or benefit plan or arrangement which may be or become applicable to officers of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

10.
No Mitigation. The Company agrees that the Officer is not required to seek other employment after a Qualifying Termination or to attempt in any way to reduce any amounts payable to the Officer by the Company under Paragraph 4 of this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Officer as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Officer to the Company, or otherwise.

11.
Payments. All payments provided for in this Agreement shall be paid in cash in the currency of the primary jurisdiction in which the Officer provided services to the Company and its subsidiaries immediately prior to Separation from Service. The Company shall not be required to fund or otherwise segregate assets to ensure payments under this Agreement.

12.	Tax Withholding; Section 409A.

(a)
All payments made by the Company to the Officer or the Officer’s dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

(b)
The Parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Officer for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.

13.	Arbitration.

(a)
The Parties shall submit any disputes arising under this Agreement to an arbitration panel conducting a binding arbitration in Boston, Massachusetts or at such other location as may be agreeable to the Parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of such arbitration, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be final and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accountings presented to the arbitrator.

(b)
The Parties agree that the arbitration shall be conducted by one (1) person mutually acceptable to the Company and the Officer, provided that if the Parties cannot agree on an arbitrator within thirty (30) days of filing a notice of arbitration, the arbitrator shall be selected by the manager of the principal office of the American Arbitration Association in Suffolk County in the Commonwealth of Massachusetts. Any action to enforce or vacate the arbitrator’s award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law.

(c)
If either Party pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding Party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

(d)
All of Officer’s reasonable costs and expenses incurred in connection with such arbitration shall be paid in full by the Company promptly on written demand from the Officer, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees; provided, however, the Company shall pay no more than $50,000 per year in attorneys’ fees unless a higher figure is awarded in the arbitration, in which event the Company shall pay the figure awarded in the arbitration.

(e)
Reimbursement of reasonable costs and expenses under Paragraph 13(d) shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (i) the Officer’s eligibility for benefits in one year will not affect the Officer’s eligibility for benefits in any other year; (ii) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (iii) the Officer’s right to benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, reimbursement for benefits under this Paragraph 13 shall commence no earlier than six months and a day after the Officer’s Separation from Service.

(f)
The Officer acknowledges and expressly agrees that this arbitration provision constitutes a voluntary waiver of trial by jury in any action or proceeding to which the Officer or the Company may be parties arising out of or pertaining to this Agreement.

14.	Assignment; Payment on Death.

(a)
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Officer, the Officer’s executors, administrators, legal representatives and assigns and the Company and its successors.

(b)
In the event that the Officer becomes entitled to payments under this Agreement and subsequently dies, all amounts payable to the Officer hereunder and not yet paid to the Officer at the time of the Officer’s death shall be paid to the Officer’s beneficiary. No right or interest to or in any payments shall be assignable by the Officer; provided, however, that this provision shall not preclude the Officer from designating one or more beneficiaries to receive any amount that may be payable after the Officer’s death and shall not preclude the legal representatives of the Officer’s estate from assigning any right hereunder to the person or persons entitled thereto under the Officer’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Officer’s estate. The term “beneficiary” as used in this Agreement shall mean the beneficiary or beneficiaries so designated by the Officer to receive such amount or, if no such beneficiary is in existence at the time of the Officer’s death, the legal representative of the Officer’s estate.

(c)
No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

15.
Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

16.	Integration. The terms of this Agreement shall supersede any prior agreements, understandings, arrangements or representations, oral or otherwise, expressed or implied,

with respect to the subject matter hereof which have been made by either Party (other than (x) any employment agreement or (y) any proprietary information and non-competition agreement or any similar provisions or obligations concerning confidentiality, non-competition, non-solicitation or non-disparagement) provided that any conflict with the terms of any executive severance agreement entered into by the Parties (“Executive Severance Agreement”) prior to a Change of Control prevails and any conflict upon or after a Change in Control this Agreement prevails. By signing this Agreement, the Officer releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such prior agreements other than any employment agreement entered into by the Parties or any Executive Severance Agreement.

17.
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Officer: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:

Chief Legal Officer
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18.
Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

19.
Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience or reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

20.
Not an Employment Contract. This Agreement is not an employment contract and shall not give the Officer the right to continue in employment by Company or any of its subsidiaries for any period of time or from time to time nor shall this Agreement give the Officer the right to continued membership on the Company’s Executive Council or Operating Committee. This Agreement shall not adversely affect the right of the Company or any of its subsidiaries to terminate the Officer’s employment with or without Cause at any time. Membership on the Company’s Executive Council and Operating Committee shall be determined in the sole discretion of the Company’s President and Chief Executive Officer.

21.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts. This provision may be filed with any court as written evidence of the knowing, voluntary, and irrevocable agreement between the Parties to waive any objections to jurisdiction, venue or convenience of forum.

20.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereto duly authorized, and the Officer has signed this Agreement.

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HAEMONETICS CORPORATION

    By: /s/ Richard Meelia
Richard Meelia
Chairman of the Board of Directors

OFFICER

/s/ Christopher A. Simon